Exhibit 3.1

*150303* BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955) Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada Document Number 20180426354-85 Filing Date and Time 09/28/2018 1:30 PM Entity Number E0545322007-7 USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series) 1. Name of corporation: Pershing Gold Corporation 2. Stockholder approval pursuant to statute has been obtained. 3. The class or series of stock being amended: Series E Convertible Preferred Stock, par value $0.0001 per share 4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is: The Certificate of Designation establishing the Series E Convertible Preferred Stock filed with the Secretary of State of Nevada on August 8, 2013 is hereby amended as set forth in Attachment 1 annexed hereto. 5. Effective date of filing: (optional) (must not be later than 90 days after the certificate is filed) 6. Signature: (required) Signature of Officer Filing Fee: $175.00 IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees. Nevada Secretary of State NRS Amend Designation - After Revised: 1-5-15

ATTACHMENT 1 To CERTIFICATE OF AMENDMENT To CERTIFICATE OF DESIGNATION OF SERIES E CONVERTIBLE PREFERRED STOCK OF PERSHING GOLD CORPORATION SECTION 6: Change in Control. The following sentence is hereby added at the end of Section 6: Notwithstanding anything to the contrary herein, in connection with the consummation of the Change in Control contemplated by that certain Agreement and Plan of Merger by and among the Corporation, Americas Silver Corporation and R Merger Sub, Inc. dated on or about September 28, 2018 (the “Merger Agreement”), the preceding sentence shall not apply and the outstanding shares of Series E Preferred Stock shall be converted in the manner set forth in the Merger Agreement. SECTION 7.1(b): Subsequent Equity Sales. The following sentence is hereby added at the end of Section 7.1(b): Notwithstanding anything to the contrary herein, the execution by the Corporation of the Convertible Secured Debenture dated on or about September 28, 2018 by and between the Company and Americas Silver Corporation (the “ASC Debenture”) shall not result in any adjustment to the Conversion Price; provided that in the event any amounts borrowed under the ASC Debenture are converted into shares of Common Stock or Common Stock Equivalents at a Conversion Price (as defined in the ASC Debenture) that is lower than the then Conversion Price, this Section 7.1(b) shall apply.